Exhibit 99.1

Investor Relations Contact:

LHA

Cathy Mattison

(415) 433-3777

cmattison@lhai.com

Axesstel Provides Company Update

– Changes sales leadership following Chief Marketing Officer resignation–

– Delivers revenue expectations for the second quarter of 2013 –

– Continues to anticipate an improved second half –

SAN DIEGO, CA – June 13, 2013 – Axesstel (OTCQB: AXST), a leading provider of wireless voice, broadband access and connected home solutions to the worldwide telecommunications market, provided updates on its sales leadership following the resignation of Henrik Hoeffner, its chief marketing officer, as well as its anticipated second quarter performance and full year 2013 outlook.

Clark Hickock, the Company’s chief executive officer, has been increasingly active in key customer relationships and has assumed Mr. Hoeffner’s management responsibilities. The sales executives for each of its four key regional markets now report directly to Mr. Hickock. The Company has reached an agreement with Mr. Hoeffner to provide advisory consulting services to transition key accounts and advance key strategic opportunities.

“We want to thank Henrik for his service and contribution to Axesstel,” said Hickock. “He has been the consummate professional and assembled a team of experienced and capable regional sales executives who manage our day-to-day sales operations in North America, Latin America, Europe and the Middle East and Africa. We wish Henrik well.”

The Company is anticipating a weak second quarter due to slower demand in Europe, product launches in Africa that were delayed to the second quarter as a result of minor warranty issues, and a slower than expected rollout of the Company’s new products in 2013. The Company believes that revenues for the second quarter will fall substantially below first quarter revenue of $10.1 million, and may be as low as $2 million.

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Hickock continued, “Our quarterly revenues have always been subject to volatility based on the timing of large orders. The transition to our next generation product lines is moving slower than anticipated, but we will work through these issues and expect our performance to return to historic levels later in 2013. Despite what looks like a very weak second quarter, we are continuing to receive positive feedback from our customers about our new product lines, and expect that the second half of the year will show improved sales and results of operations.”

“We are confident in our product strategies, including our entrance into the rapidly growing M2M and connected home markets. We expect to retain market share in Europe with our broadband gateway devices and to expand our addressable market with the recent launch of our dual-mode gateway device. We are adding functionality to our next generation of wireline replacement terminals for the North American market. We have multiple releases scheduled for our Home Alert product line, targeted to address the requirements of specific geographic regions or customers. Scheduled for launch in North America later in 2013, we are putting Home Alert products in the development lab with Sprint, and are working with other carriers in North America and other regions. We need to get these products completed, tested and released, but expect that the Home Alert products will be one of our largest selling product lines. We remain very excited about our future,” concluded Hickock.

About Axesstel, Inc.

Axesstel (OTCQB: AXST) is a leading provider of wireless voice, broadband access and connected home solutions for the worldwide telecommunications market. Axesstel’s best in class product portfolio includes phones, wireline replacement terminals, security alert systems, and 3G and 4G broadband gateway devices. These products are used for voice calling, high-speed data access, and connected home management services. The company has supplied millions of devices to leading telecommunications operators and distributors in over 50 countries worldwide. Axesstel is headquartered in San Diego, California. For more information on Axesstel, visit www.axesstel.com.

© 2013 Axesstel, Inc. All rights reserved. The Axesstel logo is a trademark of Axesstel, Inc.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements relating to market penetration and conditions, product capabilities and the timing of new product introductions which may affect future results and the future viability of Axesstel. Axesstel wishes to caution readers that actual results could differ materially from those suggested by the forward-looking statements due to risks and uncertainties and a number of important risk factors. Those factors include but are not limited to the risk factors noted in Axesstel’s filings with the Securities and Exchange Commission, including the need for additional working capital; economic and political instability in developing markets served by

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Axesstel; unforeseen manufacturing difficulties, unanticipated component shortages, competitive pricing pressures and the rapidly changing nature of technology and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for Axesstel’s products; product and customer mix; Axesstel’s need to gain market acceptance for its products; dependence on a limited number of large customers; potential intellectual property-related litigation; Axesstel’s need to attract and retain skilled personnel; and Axesstel’s reliance on its contract manufacturers. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axesstel undertakes no obligation to revise or update this press release to reflect events or circumstances occurring after this press release.

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